December 27, 2006

Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11
Bermuda

Re:	Primus Guaranty, Ltd.

Ladies and Gentlemen:

We have acted as counsel for Primus Guaranty, Ltd., a Bermuda exempted company (the “Company”), in connection with the Company’s registration statement on Form S-3 (Reg. No. 333-135108) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 19, 2006 and the sale by the Company of $125,000,000 aggregate principal amount of its 7% Senior Notes (the “Notes”) thereunder pursuant to that certain Underwriting Agreement dated December 19, 2006 (the “Underwriting Agreement”) among the Company and the Co-Managing Underwriters, as representative(s) of the several underwriters (the “Underwriters”). We are providing this letter pursuant to Section 7(c) of the Underwriting Agreement.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement, (ii) the Shelf Registration Statement, (iii) the preliminary prospectus supplement of the Company dated December 18, 2006, including the accompanying base prospectus dated June 28, 2006, which was filed by the Company on December 18, 2006 pursuant to Rule 424(b)(3) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), (iv) the “Disclosure Package” as of the Applicable Time (which, for purposes of this letter, includes only the Preliminary Prospectus Supplement and the documents listed on Schedule I hereto), (v) the final prospectus supplement dated December 19, 2006 of the Company, which was filed by the Company with the Commission on December 20, 2006 pursuant to Rule 424(b)(5) promulgated under the Securities Act (such prospectus in the form so filed pursuant to Rule 424(b), the “Prospectus”), (vi) the indenture, dated as of December 27, 2006, by and between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated December 27, 2006 (the “Indenture”), (vii) the Notes being issued on the date hereof and (viii) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein. As used herein, the term “Registration Statement” means the Shelf Registration Statement, as amended on the most recent effective date, pursuant to Rule 430B(f)(2), of the part of the registration statement relating to the Notes for purposes of Underwriters’ liability under Section 11 of the Securities Act, including the information deemed at such time to be included in the part of the registration statement relating to the Notes pursuant to Rule 430B(f)(2) under the Act.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Underwriting Agreement and the Indenture each constitute a valid and binding obligation of each party thereto other than the Company.

As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company contained in the Underwriting Agreement and upon certificates of officers of the Company.

Based upon and subject to the foregoing and to the limitations and qualifications described below, we are of the opinion that, to the extent governed by the New York law, the Notes, when authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will have been validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions expressed in this letter are limited to the laws of the State of New York and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion on any matter covered by the “blue sky” or securities laws of any state.

This letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on 8-K filed December 27, 2006 and the incorporation by reference thereof into the Registration Statement and to the use of our name under the caption “Legal Matters”. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of he Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

SCHEDULE I

1. Final Term Sheet, dated December 19, 2006, relating to $125,000,000 aggregate principal amount of 7% Senior Notes of Primus Guaranty, Ltd.